Exhibit 10.32
THE J. M. SMUCKER COMPANY
DEFERRED STOCK UNITS AGREEMENT
WHEREAS, ______________ (the “Grantee”) is an employee of The J. M. Smucker Company, an Ohio corporation (the “Company”), or one of its Subsidiaries; and
WHEREAS, the execution of an agreement in the form hereof (this “Agreement”) has been authorized by a resolution of the Compensation and People Committee (the “Committee”) of the Board, pursuant to The J. M. Smucker Company 2020 Equity and Incentive Compensation Plan (the “Plan”), as of ______________ (the “Date of Grant”);
NOW, THEREFORE, the Company hereby grants to the Grantee __________ shares of Deferred Stock Units (the “Deferred Stock Units”), effective as of the Date of Grant, subject to the terms and conditions of the Plan and the following additional terms, conditions, limitations and restrictions.
ARTICLE I

DEFINITIONS

All terms used herein with initial capital letters and not otherwise defined herein that are defined in the Plan shall have the meanings assigned to them in the Plan.
“Disability” means the occurrence of either of the following: (i) the Grantee becoming unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) the Grantee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under the Company’s accident and health plan for employees of the Company.
“Retirement Eligible” means the Grantee has attained, or would attain prior to the applicable vesting date, (i) age 55 or older with at least ten years of service with the Company or its Subsidiaries or (ii) age 60 or older with at least five years of service with the Company or its Subsidiaries.
ARTICLE II

CERTAIN TERMS OF THE DEFERRED STOCK UNITS

1.Grant of the Deferred Stock Units. The Deferred Stock Units covered by this Agreement are granted to the Grantee effective on the Date of Grant and are subject to and granted upon the terms, conditions, and restrictions set forth in this Agreement and in the Plan. The Deferred Stock Units shall become vested in accordance with Article II, Section 3 hereof. Each Deferred Stock Unit shall represent the right to receive one Common Share (or cash equal to the Market Value per Share) when the Deferred Stock Unit vests and shall at all times be equal in value to one hypothetical Common Share (or the Market Value per Share if settled in cash). The Deferred Stock Units shall be credited to the Grantee in an account established for the Grantee until payment in accordance with Article II, Section 4 hereof.
2.Restrictions on Transfer of the Deferred Stock Units. Neither the Deferred Stock Units granted hereby, nor any interest therein or in the Common Shares related thereto, shall be transferable prior to payment other than by will or pursuant to the laws of descent and distribution (or to a designated beneficiary in the event of the Grantee’s death).
3.Vesting of the Deferred Stock Units. Subject to the terms of this Agreement and the Grantee’s compliance with the provisions set forth in the Restrictive Covenant Agreement attached hereto as Exhibit A (the “Restrictive Covenant Agreement”), which is incorporated herein by reference as if set forth in full, with the modifications set forth in Exhibit B attached hereto (the “State-Specific Modifications”) if the Grantee lives or works in one of the applicable states, the Deferred Stock Units conditionally vest as follows:
(a)The Deferred Stock Units covered by this Agreement shall vest in three installments, one-third of the Deferred Stock Units shall vest on each of the first anniversary and second anniversary of the Date of Grant (or, if such date is not a business day, then on the next succeeding business day) and the remainder shall vest on the third anniversary of the Date of Grant (or, if such date is not a business day, then on the next succeeding business day), subject to the Grantee’s continuous service with the Company or a Subsidiary (“Continuous Service”) on each of these dates.
(b)Notwithstanding the provisions of Article II, Section 3(a), with respect to any Grantee who is or becomes Retirement Eligible, all of the Deferred Stock Units covered by this Agreement shall vest on the later of (i) the first anniversary of the Date of Grant or (ii) the date the Grantee becomes Retirement Eligible (or, if any of the above such dates is not a business day, then on the next succeeding business day).
(c)Notwithstanding the provisions of Article II, Section 3(a), if the Grantee’s Continuous Service is terminated by the Company other than as a result of a Termination for Cause (and not as a result of death or Disability) following two years after the Date of Grant, all of the Deferred Stock Units covered by this Agreement shall vest on such date.
(d)Notwithstanding the provisions of Article II, Section 3(a), if the following occur: (i) the death of the Grantee or (ii) the Grantee’s Continuous Service is terminated by the Company or a Subsidiary for Disability, then all of the Deferred Stock Units covered by this Agreement shall vest on such applicable date.
(e)Notwithstanding the provisions of Article II, Section 3(a) or Article II, Section 3(c), if the Grantee’s Continuous Service is terminated within 24 months following the occurrence of a Change in Control (i) other than as a result of a Termination for Cause (and not as a result of death or Disability) or (ii) due to a resignation for Good Reason, all of the Deferred Stock Units covered by this Agreement shall vest on such date. For purposes of this Agreement,

“Good Reason” means the occurrence of any of the following events without the Grantee’s written consent: (i) a material adverse change in the Grantee's title, position, duties, authorities, and responsibilities; (ii) a material reduction in the Grantee's annual base salary or bonus opportunity; or (iii) relocation of the Grantee's primary work location by more than 50 miles from his or her then current location. A resignation for Good Reason will not occur unless: (x) the Grantee provides the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within 90 days after the first occurrence of such circumstances, (y) the Company fails to cure such Good Reason event(s) in all material respects within 30 days following receipt of such notice to cure, and (z) following the Company's failure to cure during the 30-day cure period, the Grantee terminates employment no later than 90 days after the expiration of such period.
(f)Notwithstanding the provisions of Article II, Section 3(a), upon the occurrence of a Change in Control in which the Deferred Stock Units are not continued, assumed, or replaced with an economically equivalent equity award that contains substantially comparable terms and conditions (including vesting) as set forth in this Agreement, then all of the Deferred Stock Units covered by this Agreement shall vest on such date.
4.Settlement of the Deferred Stock Units.
(a)     The Company shall issue to the Grantee the Common Shares underlying the vested Deferred Stock Units or, in the Committee’s discretion, shall pay the Grantee cash equal to the Market Value per Share on the vesting date of each Common Share underlying the vested Deferred Stock Units, as soon as practicable, but not later than 10 days, after such shares have vested in accordance with Article II, Section 3 above.
(b)     Except to the extent permitted by the Company and the Plan, no Common Shares may be issued, and no cash may be paid with respect to the Deferred Stock Units, to the Grantee at a time earlier than otherwise expressly provided in this Agreement.
(c)    The Company’s obligations to the Grantee with respect to the Deferred Stock Units shall be satisfied in full upon the issuance of the Common Shares or the payment of cash equal to the Market Value per Share for each Common Share corresponding to such Deferred Stock Units.
5.Dividend, Voting and Other Rights.
(a)    The Grantee shall have no rights of ownership in the Deferred Stock Units and shall have no right to dividends and no right to vote the Deferred Stock Units until the date on which the Deferred Stock Units are settled in Common Shares pursuant to Article II, Section 4 above.
(b)     The obligations of the Company under this Agreement shall be merely that of an unfunded and unsecured promise of the Company to deliver Common Shares or cash in the future, and the rights of the Grantee shall be no greater than that of an unsecured general creditor.

No assets of the Company shall be held or set aside as security for the obligations of the Company under this Agreement.
6.Forfeiture of Shares.     The Deferred Stock Units shall be forfeited, except as otherwise provided in Article II, Section 3 above, if the Grantee ceases to be in Continuous Service prior to the third anniversary of the Date of Grant or in the event the Committee determines the Grantee has engaged in Detrimental Activity, as such term is defined in the Plan.
ARTICLE III

GENERAL PROVISIONS

7.Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal, state, and foreign securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any Common Shares pursuant to this Agreement if the issuance thereof would result in a violation of any such law.
8.Withholding Taxes. To the extent that the Company or any Subsidiary is required to withhold federal, state, local, or foreign taxes in connection with the Deferred Stock Units or any delivery of Common Shares or payment of cash pursuant to this Agreement, and the amounts available to the Company or such Subsidiary for such withholding are insufficient, it shall be a condition to the receipt of the Deferred Stock Units or such delivery of Common Shares or payment of cash that the Grantee make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld. The Grantee hereby elects to satisfy this withholding obligation by having withheld, from the Common Shares otherwise deliverable to the Grantee, Common Shares having a value equal to the minimum amount of taxes required to be withheld. The Common Shares so retained shall be credited against such withholding requirement at the Market Value per Share on the date of such retention. The Company may, at the request of the Grantee, withhold Common Shares for payment of taxes in excess of the minimum amount of taxes required to be withheld; provided, however, that in no event shall the Company withhold Common Shares for payment of taxes in excess of the maximum statutory individual tax rate in the jurisdiction(s) applicable to the Grantee.
9.Continuous Service. For purposes of this Agreement, the Continuous Service of the Grantee with the Company or a Subsidiary shall not be deemed to have been interrupted, and the Grantee shall not be deemed to have ceased to be an employee of the Company or Subsidiary, by reason of the (a) transfer of his or her employment among the Company and its Subsidiaries or (b) a leave of absence approved by a duly constituted officer of the Company or a Subsidiary.
10.Right to Terminate Employment. No provision of this Agreement shall limit in any way whatsoever any right that the Company or a Subsidiary may otherwise have to terminate the employment of the Grantee at any time. Nothing herein shall be deemed to create a contract or a right to employment with respect to the Grantee.

11.Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement, or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.
12.Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall impair the rights of the Grantee under this Agreement without the Grantee’s consent; further provided, however, that the Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with (or exemption from) Section 409A of the Code or the Dodd-Frank Wall Street Reform and Consumer Protection Act or any regulations promulgated thereunder.
13.Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
14.Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of the Deferred Stock Units.
15.Nature of Grant. The Grantee agrees that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended, or terminated by the Company at any time; (b) the grant of the Deferred Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of deferred stock units, or benefits in substitution of deferred stock units, even if deferred stock units have been granted repeatedly in the past; (c) all decisions with respect to future deferred stock units grants shall be at the sole discretion of the Company; (d) participation in the Plan is voluntary; (e) the Deferred Stock Units are not a part of normal or expected pay package for any purposes; (f) if the Grantee is a Covered Employee within the meaning of the Company’s Clawback of Incentive Compensation Policy (the “Policy”), he or she acknowledges and accepts the terms and conditions of the Policy as in effect on the Date of Grant; and (g) in consideration of the grant of the Deferred Stock Units, no claim or entitlement to compensation or damages shall be created by any forfeiture or other termination of the Deferred Stock Units or diminution in value of the Deferred Stock Units, and the Grantee releases the Company and its Subsidiaries from any such claim that may arise. If any such claim is found by a court of competent jurisdiction to have been created, then, by signing this Agreement, the Grantee shall be deemed irrevocably to have waived the Grantee’s entitlement to pursue such claim.
16.Restrictive Covenants. By executing this Agreement, the Grantee hereby agrees to the terms and conditions set forth in the Restrictive Covenant Agreement.

17.Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the Deferred Stock Units and the Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
18.Governing Law. This Agreement is made under, and shall be governed by and construed in accordance with the internal substantive laws of, the State of Ohio, without giving effect to the choice of law principles thereof.
19.Transfer Restrictions. The Deferred Stock Units shall be subject to the provisions of Section 16 of the Plan relating to the prohibition on the assignment or transfer of the rights granted hereunder.
20.Professional Advice. The acceptance of the Deferred Stock Units may have consequences under federal and state tax and securities laws that may vary depending upon the individual circumstances of the Grantee. Accordingly, the Grantee acknowledges that the Grantee has been advised to consult his or her personal legal and tax advisors in connection with this Agreement and the Deferred Stock Units.
21.Notices. Any notice hereunder by the Grantee shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the Corporate Secretary of the Company at the Company’s principal executive offices. Any notice hereunder by the Company shall be given to the Grantee in writing at the most recent address as the Grantee may have on file with the Company.
22.Data Privacy. The Grantee explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of the Grantee’s personal data as described in this Agreement by and among the Company and its Subsidiaries for the exclusive purpose of implementing, administering, and managing the Grantee’s participation in the Plan. The Grantee understands that the Company and its Subsidiaries hold (but only process or transfer to the extent required or permitted by local law) the following personal information about the Grantee: the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Common Shares or directorships held in the Company, details of all options or any other entitlement to Common Shares awarded, canceled, exercised, vested, unvested, or outstanding in the Grantee’s favor, for the purpose of implementing, administering, and managing the Plan (“Data”). The Grantee understands that Data may be transferred to third parties assisting in the implementation, administration, and management of the Plan, including [List administrator(s)], that these recipients may be located in the Grantee’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than those that apply in the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee authorizes these recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of implementing, administering, and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Grantee may elect to deposit any shares acquired upon the vesting of the Deferred Stock Units. The Grantee understands that Data shall be held only as long as is necessary to implement, administer, and manage the Grantee’s participation in the Plan and in accordance with local law. The Grantee understands that the Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data, or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. The Grantee understands, however, that refusing or withdrawing the Grantee’s consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee hereby understands that the Grantee may contact the Grantee’s local human resources representative.
23.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
24.Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors, and assigns.
25.Entire Agreement. This Agreement, the Plan, and the Restrictive Covenant Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof, merging any and all prior agreements.

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This Agreement is executed by the Company as of the ______ day of __________.
THE J. M. SMUCKER COMPANY
By:    ____________________________________
Name:
Title:
The undersigned hereby acknowledges receipt of an executed original of this Agreement, inclusive of the Restrictive Covenant Agreement in Exhibit A, and for employees who live or work in the applicable states, inclusive of the State-Specific Modifications in Exhibit B, together with a copy of the prospectus for the Plan, dated ________, summarizing key provisions of the Plan, and accepts the award of the Deferred Stock Units granted hereunder on the terms and conditions set forth herein and in the Plan, including, without limitation, agreement to the terms of Exhibits A and B.
Date: ______________________
    Grantee:

EXHIBIT A

Restrictive Covenant Agreement

    As a condition to the Grantee’s receipt of the Deferred Stock Units awarded to the Grantee under the terms of the Deferred Stock Units Agreement between the Grantee and The J. M. Smucker Company, an Ohio corporation (the “Company”), dated as of _______ (the “Award Agreement”), the Grantee agrees to be subject to the terms and conditions of this Restrictive Covenant Agreement (this “Agreement”).

    1.     Definitions.

    All terms used herein with initial capital letters and not otherwise defined herein shall have the meanings assigned to them in the Award Agreement (including any definitions incorporated by reference to the Plan).

    “Affiliated Company” means any organization controlling, controlled by, or under common control with the Company.

    “Confidential Information” means the Company’s technical or business or personnel information not readily available to the public or generally known in the trade, including inventions, developments, trade secrets and other confidential information, knowledge, data and know-how of the Company or any Affiliated Company, whether or not they originated with the Grantee, or information which the Company or any Affiliated Company received from third parties under an obligation of confidentiality.

    “Conflicting Product” means any product, process, machine, or service of any person or organization, other than the Company or any Affiliated Company, in existence or under development (i) that resembles or competes with a product, process, machine, or service upon or with which the Grantee worked or learned about during the Grantee’s service with the Company or any Affiliated Company or (ii) as a result of his or her job performance and duties, shall have acquired knowledge of Confidential Information, and whose use or marketability could be enhanced by application to it of Confidential Information. For purposes of this section, it shall be conclusively presumed that the Grantee has knowledge of information to which he or she has been directly exposed through actual receipt or review of memoranda or documents containing such information or through actual attendance at meetings at which such information was discussed or disclosed.

    “Conflicting Organization” means any person or organization that is engaged in or about to become engaged in research on or development, production, marketing, or selling of a Conflicting Product.

    “Look-back Period” means a 12-month period prior to a breach of the applicable section of this Agreement.

    “Restricted Period” means (a) if the Grantee is or becomes Retirement Eligible, the period beginning on the Date of Grant and continuing until the fourth anniversary of the Date of Grant and (b) if the Grantee has not become Retirement Eligible, the period during which the Grantee is employed by the Company or a Subsidiary plus one year after the date the Grantee’s Continuous Service is terminated.

    2.     Right to Retain Common Shares Contingent on Protection of Confidential Information.

    The Grantee agrees that at all times, both during and after the term of the Grantee’s service with the Company or any Affiliated Company, to hold in the strictest confidence, and not to use (except for the benefit of the Company at the Company’s direction) or disclose (except for the benefit of the Company at the Company’s direction), regardless of when disclosed to the Grantee, any and all Confidential Information of the Company or any Affiliated Company. The Grantee understands that for purposes of this Section 2, Confidential Information further includes, but is not limited to, information pertaining to any aspect of the business of the Company or any Affiliated Company which is either information not known (or known as a result of a wrongful act of the Grantee or of others who were under confidentiality obligations as to the item or items involved) by actual or potential competitors of the Company or other third parties not under confidentiality obligations to the Company. If, during the Restricted Period, the Grantee discloses or uses, or threatens to disclose or use, any Confidential Information other than in the course of performing authorized services for the Company (or any Affiliated Company), the Deferred Stock Units, whether vested or not, shall be immediately forfeited and cancelled, and (x) if the Grantee is at such time Retirement Eligible, the Grantee shall immediately return to the Company the Common Shares or the pre-tax cash amount received in connection with the settlement of the Deferred Stock Units or the pre-tax income derived from any disposition of the Common Shares and (y) if the Grantee has not become Retirement Eligible, the Grantee shall immediately return to the Company the Common Shares or the pre-tax cash amount received in connection with any settlement of the Deferred Stock Units during the Look-back Period or the pre-tax income derived from any disposition of the Common Shares during the Look-back Period.

    3.     No Interference with Customers or Suppliers.

    In order to forestall the disclosure or use of Confidential Information as well as to deter the Grantee’s intentional interference with the contractual relations of the Company or any Affiliated Company, the Grantee’s intentional interference with prospective economic advantage of the Company or any Affiliated Company and to promote fair competition, the Grantee agrees that the Grantee’s right to the Common Shares or cash upon vesting of the Deferred Stock Units is contingent upon the Grantee refraining, during the Restricted Period, for himself or herself or any third party, directly or indirectly, from using Confidential Information to (i) divert or attempt to divert from the Company (or any Affiliated Company) any business of any kind in which it is engaged, or (ii) intentionally solicit its customers with which it has a contractual relationship as to Conflicting Products, or to interfere with the contractual relationship with any of its suppliers or customers (collectively, “Interfere”). If, during the Restricted Period, the Grantee breaches his or her obligation not to Interfere, the Grantee’s right to the Common Shares or cash upon vesting of the Deferred Stock Units shall not have been earned and the Deferred Stock Units, whether vested or not, shall be immediately forfeited and cancelled, and (x) if the Grantee is at such time Retirement Eligible, the Grantee shall immediately return to the Company the Common Shares or the pre-tax cash amount received in connection with the settlement of the Deferred Stock Units or the pre-tax income derived from any disposition of the Common Shares and (y) if the Grantee has not become Retirement Eligible, the Grantee shall immediately return to the Company the Common Shares or the pre-tax cash amount received in connection with any settlement of the Deferred Stock Units during the Look-back Period or the pre-tax income derived from any disposition of the Common Shares during the Look-back Period. For avoidance of doubt, the term “Interfere” shall not include any advertisement of Conflicting Products through the use of media intended to reach a broad public audience (such as television, cable, or radio broadcasts, or newspapers or magazines) or the broad distribution of coupons through the use of direct mail or through independent retail outlets. THE GRANTEE UNDERSTANDS THAT THIS SECTION 3 IS NOT INTENDED TO AND DOES NOT PROHIBIT THE CONDUCT DESCRIBED BUT PROVIDES FOR THE CANCELLATION OF THE DEFERRED STOCK UNITS AND (X) IF THE GRANTEE IS AT SUCH TIME RETIREMENT ELIGIBLE, A RETURN TO THE COMPANY OF THE COMMON SHARES OR THE GROSS CASH PROCEEDS OR THE GROSS TAXABLE PROCEEDS OF ANY DISPOSITION OF THE COMMON SHARES AND (Y) IF THE GRANTEE HAS NOT BECOME RETIREMENT ELIGIBLE, A RETURN TO THE COMPANY OF THE COMMON SHARES OR THE GROSS CASH PROCEEDS RECEIVED IN CONNECTION WITH ANY SETTLEMENT OF THE DEFERRED STOCK UNITS DURING THE LOOK-BACK PERIOD OR THE GROSS TAXABLE PROCEEDS OF ANY DISPOSITION OF THE COMMON SHARES DURING THE LOOK-BACK PERIOD IF THE GRANTEE SHOULD CHOOSE TO VIOLATE THIS “NO INTERFERENCE WITH CUSTOMERS OR SUPPLIERS” PROVISION DURING THE RESTRICTED PERIOD.

    4.     No Solicitation of Employees.

    In order to forestall the disclosure or use of Confidential Information, as well as to deter the Grantee’s intentional interference with the contractual relations of the Company or any Affiliated Company, the Grantee’s intentional interference with prospective economic advantage of the Company or any Affiliated Company, and to promote fair competition, the Grantee agrees that the Grantee’s right to the Common Shares or cash upon vesting of the Deferred Stock Units is contingent upon the Grantee refraining, during the Restricted Period, for himself or herself or any third party, directly or indirectly, from soliciting for employment any person employed by the Company, or by any Affiliated Company, during the period of the solicited person’s employment and for a period of one year after the termination of the solicited person’s employment with the Company or any Affiliated Company (collectively, “Solicit”). If, during the Restricted Period, the Grantee breaches his or her obligation not to Solicit, the Grantee’s right to the Common Shares or cash upon vesting of the Deferred Stock Units shall not have been earned and the Deferred Stock Units, whether vested or not, shall be immediately forfeited and cancelled, and (x) if the Grantee is at such time Retirement Eligible, the Grantee shall immediately return to the Company the Common Shares or the pre-tax cash amount received in connection with the settlement of the Deferred Stock Units or the pre-tax income derived from any disposition of the Common Shares and (y) if the Grantee has not become Retirement Eligible, the Grantee shall immediately return to the Company the Common Shares or the pre-tax cash amount received in connection with any settlement of the Deferred Stock Units during the Look-back Period or the pre-tax income derived from any disposition of the Common Shares during the Look-back Period. THE GRANTEE UNDERSTANDS THAT THIS SECTION 4 IS NOT INTENDED TO AND DOES NOT PROHIBIT THE CONDUCT DESCRIBED BUT PROVIDES FOR THE CANCELLATION OF THE DEFERRED STOCK UNITS AND (X) IF THE GRANTEE IS AT SUCH TIME RETIREMENT ELIGIBLE, A RETURN TO THE COMPANY OF THE COMMON SHARES OR THE GROSS CASH PROCEEDS OR THE GROSS TAXABLE PROCEEDS OF ANY DISPOSITION OF THE COMMON SHARES AND (Y) IF THE GRANTEE HAS NOT BECOME RETIREMENT ELIGIBLE, A RETURN TO THE COMPANY OF THE COMMON SHARES OR THE GROSS CASH PROCEEDS RECEIVED IN CONNECTION WITH ANY SETTLEMENT OF THE DEFERRED STOCK UNITS DURING THE LOOK-BACK PERIOD OR THE GROSS TAXABLE PROCEEDS OF ANY DISPOSITION OF THE COMMON SHARES DURING THE LOOK-BACK PERIOD IF THE GRANTEE SHOULD CHOOSE TO VIOLATE THIS “NO SOLICITATION OF EMPLOYEES” PROVISION DURING THE RESTRICTED PERIOD.

    5.    Right to Retain Common Shares Contingent on Continuing Non-Conflicting Employment.

    In order to forestall the disclosure or use of Confidential Information, as well as to deter the Grantee’s intentional interference with the contractual relations of the Company or any Affiliated Company, the Grantee’s intentional interference with prospective economic advantage of the Company or any Affiliated Company, and to promote fair competition, the Grantee agrees that the Grantee’s right to the Common Shares or cash upon vesting of the Deferred Stock Units is contingent upon the Grantee refraining, during the Restricted Period, from rendering services, directly or indirectly, as director, officer, employee, agent, consultant, or otherwise, to any Conflicting Organization, except a Conflicting Organization whose business is diversified and that, as to that part of its business to which the Grantee renders services, is not a Conflicting Organization, provided that the Company shall receive separate written assurances satisfactory to the Company from the Grantee and the Conflicting Organization that the Grantee shall not render services during such period with respect to a Conflicting Product. If, during the Restricted Period, the Grantee shall render services to any Conflicting Organization other than as expressly permitted herein, the Grantee’s right to the Common Shares or cash upon vesting of the Deferred Stock Units shall not have been earned and the Deferred Stock Units, whether vested or not, shall be immediately forfeited and cancelled, and (x) if the Grantee is at such time Retirement Eligible, the Grantee shall immediately return to the Company the Common Shares or the pre-tax cash amount received in connection with the settlement of the Deferred Stock Units or the pre-tax income derived from any disposition of the Common Shares and (y) if the Grantee has not become Retirement Eligible, the Grantee shall immediately return to the Company the Common Shares or the pre-tax cash amount received in connection with any settlement of the Deferred Stock Units during the Look-back Period or the pre-tax income derived from any disposition of the Common Shares during the Look-back Period. THE GRANTEE UNDERSTANDS THAT

THIS SECTION 5 IS NOT INTENDED TO AND DOES NOT PROHIBIT THE GRANTEE FROM RENDERING SERVICES TO A CONFLICTING ORGANIZATION BUT PROVIDES FOR THE CANCELLATION OF THE DEFERRED STOCK UNITS AND (X) IF THE GRANTEE IS AT SUCH TIME RETIREMENT ELIGIBLE, A RETURN TO THE COMPANY OF THE COMMON SHARES OR THE GROSS CASH PROCEEDS OR THE GROSS TAXABLE PROCEEDS OF ANY DISPOSITION OF THE COMMON SHARES AND (Y) IF THE GRANTEE HAS NOT BECOME RETIREMENT ELIGIBLE, A RETURN TO THE COMPANY OF THE COMMON SHARES OR THE GROSS CASH PROCEEDS RECEIVED IN CONNECTION WITH ANY SETTLEMENT OF THE DEFERRED STOCK UNITS DURING THE LOOK-BACK PERIOD OR THE GROSS TAXABLE PROCEEDS OF ANY DISPOSITION OF THE COMMON SHARES DURING THE LOOK-BACK PERIOD IF THE GRANTEE SHOULD CHOOSE TO RENDER SUCH SERVICES DURING THE RESTRICTED PERIOD.

    6.     Injunctive and Other Available Relief.

    To the extent not prohibited by law, any cancellation of the Deferred Stock Units pursuant to any of Sections 2 through 5 above shall not restrict, abridge, or otherwise limit in any fashion the types and scope of injunctive and other available relief to the Company. Notwithstanding any provision of this Agreement to the contrary, nothing under this Agreement shall limit, abridge, modify, or otherwise restrict the Company (or any Affiliated Company) from pursuing any or all legal, equitable, or other appropriate remedies to which the Company may be entitled under any other agreement with the Grantee, any other plan, program, policy, or arrangement of the Company (or any Affiliated Company) under which the Grantee is covered or participates, or any applicable law, all to the fullest extent not prohibited under applicable law. Further, should the Grantee be subject to another agreement with the Company containing confidentiality, non-solicitation, noncompetition, and/or invention assignment provisions, the restrictive covenants in Sections 2 through 5 of this Agreement shall supplement (rather than supersede) the covenants in such other agreements (collectively, the “Other Covenants”), and the Other Covenants shall remain in full force and effect. To the extent any conflict exists between the restrictions set forth in this Agreement and the Other Covenants, the Company shall be provided the greatest protection set forth in either agreement.

    7.     Permitted Reporting and Disclosure.

    Notwithstanding any language in this Agreement to the contrary, nothing in this Agreement prohibits the Grantee from (i) opposing an event or conduct that Grantee reasonably believes is a violation of law, including criminal conduct, discrimination, harassment, retaliation, a safety or health violation, or other unlawful employment practices (whether in the workplace or at a work-related event), (ii) disclosing sexual assault or sexual harassment (in the workplace, at work-related events, between employees, or between an employer and an employee or otherwise); or (iii) reporting such an event or conduct to Grantee’s attorney, law enforcement, or the relevant law-enforcement agency (such as the Securities and Exchange Commission, Department of Labor, Occupational Safety and Health Administration, Equal Employment Opportunity Commission, the state or division of human rights), or (iv) making any truthful statements or disclosures required by law or otherwise cooperating in an investigation conducted by any government agency (collectively referred to as “Protected Conduct”). Further, nothing requires notice to or approval from the Company before engaging in such Protected Conduct. Notwithstanding the foregoing, under no circumstance is the Grantee authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product or the Company’s trade secrets without prior written consent of the Company’s Chief Legal Officer. Any reporting or disclosure permitted under this Section 7 shall not result in the cancellation of the Deferred Stock Units. The Grantee is entitled to certain immunities from liability under state and federal law for disclosing trade secrets if the disclosure was made to report or investigate an alleged violation of law, subject to certain conditions.

    8.     Severability.

    If any provisions of this Agreement is determined to be invalid or unenforceable for any reason, that provision shall be modified rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. If any provision in this Agreement is held to be invalid or unenforceable for any non-material reason, and cannot be modified to make it enforceable, the remaining provisions shall be construed as if the invalid or unenforceable provision had not been included. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.

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EXHIBIT B

State-Specific Modifications to Deferred Stock Units Agreement and
Restrictive Covenant Agreement: Applies to Individuals Who Live or Work in the Following States: California, Colorado, Minnesota, or Washington

    For applicable employees or former employees, Section 18 of the Deferred Stock Units Agreement is modified to read as follows, “This Agreement is made under, and shall be governed by and construed in accordance with the internal substantive laws of, the State of Ohio, without giving effect to the choice of law principles thereof; provided, however, if Grantee is a resident of California, Washington, Minnesota, or Colorado, then for so long as Grantee is a resident of California, Washington, Minnesota, or Colorado, the law of Grantee’s state of residence shall apply to Exhibit A (Restrictive Covenant Agreement) to this Agreement.”

    For applicable employees, or former employees, the following is added to the Restrictive Covenant Agreement:

(a)California. If Grantee resides in California, then for so long as Grantee resides in California, this Agreement shall be modified as follows:
(i)Sections 3 through 5 shall not apply after Grantee’s employment with the Company or any Subsidiary ends.

(ii)The sentences in Sections 2 through 5 providing that the Grantee’s right to the Common Shares or cash upon vesting of the Deferred Stock Units shall not have been earned and the Deferred Stock Units, whether vested or not, shall be immediately forfeited and cancelled upon breach shall not apply to residents of California; however, in the event that the Company is successful in securing any temporary, preliminary, and/or permanent injunctive relief, and/or an award of damages or other judicial relief against the Grantee in connection with any breach of Sections 2 through 5, the Grantee agrees that the Company shall also be entitled to recover all remedies that may be awarded by a court of competent jurisdiction or arbitrator and any other legal or equitable relief allowed by law.

(iii)Nothing in this Agreement shall be construed to prohibit Grantee from disclosing information about unlawful acts in the workplace, such as harassment, discrimination, or any other conduct that Grantee has reason to believe is unlawful.

(b)     Colorado. If Grantee resides in Colorado, then for so long as Grantee resides in Colorado, this Agreement shall be modified as follows:

(i)If Grantee does not earn an amount of annualized cash compensation equivalent to or greater than sixty-percent of the threshold amount for highly compensated workers (or the earnings threshold in effect as adjusted annually after August 10, 2022, by the Colorado Division of Labor Standards and Statistics in the Department of Labor and Employment), then Section 3 shall not apply after Grantee’s employment with the Company or any Subsidiary ends.

(ii)If Grantee does not earn an amount of annualized cash compensation equivalent to or greater than the threshold amount for highly compensated workers (or the earnings threshold in effect as adjusted annually after August 10, 2022, by the Colorado Division of Labor Standards and Statistics in the Department of Labor and Employment), then Section 5 shall not apply after Grantee’s employment with the Company or any Subsidiary ends.

(iii)The restrictions in Section 3 shall be modified to cover only those customers or suppliers with respect to which Grantee would have been provided trade secret information during the Look-back Period. Grantee stipulates that the obligations in Sections 3 and 5 are reasonable and necessary for the protection of trade secrets within the meaning of §8-2-113(2)(b) (the “Colorado Noncompete Act”).

(iv)Grantee acknowledges that they received notice of the covenant not to compete and its terms before Grantee accepted an offer of employment, or, if a current employee at the time Grantee enters into this Agreement, at least 14 days before the earlier of the effective date of this Agreement or the effective date of any additional compensation or change in the terms or conditions of employment that provides consideration for the covenant not to compete, and under no circumstances will this Agreement go into effect until 14 days have passed since Grantee received it.

(v)In addition to the other forms of Protected Conduct, nothing in this Agreement prohibits disclosure of information that arises from the worker’s general training, knowledge, skill, or experience, whether gained on the job or otherwise, information that is readily ascertainable to the public, or information that a worker otherwise has a right to disclose as legally protected conduct. Nothing in this Agreement or a Company policy limits or prevents a worker from disclosing information about workplace health and safety practices or hazards. Further, nothing in this Agreement shall be construed to prohibit Grantee from disclosing or discussing (either orally or in writing) information about unlawful acts in the workplace, such as any alleged discriminatory or unfair employment practice.

(c)     Minnesota. If Grantee resides in Minnesota, then for so long as Grantee resides in Minnesota, this Agreement shall be modified as follows: Section 5 shall not apply after Grantee’s employment with the Company or any Subsidiary ends.

(d)     Washington. If Grantee resides in Washington, then for so long as Grantee resides in Washington, this Agreement shall be modified as follows:

(i)Unless Grantee’s earnings from the Company or a Subsidiary in the prior year (or any portion thereof for which Grantee was employed), when annualized, exceeds the annual compensation provided by the Washington State Department of Labor and Industries (“Washington Earnings Threshold”), after Grantee’s employment with the Company or any Subsidiary ends, (x) Section 5 shall not apply; (y) Section 3 is modified to only prohibit solicitation by Grantee of any customer (which is a current customer) to cease or reduce the extent to which it is doing business with the Company or any Affiliated Company, in accordance with the definition of a “Non-solicitation agreement” under the Washington Act (Rev. Code of Wash. (RCW) §§49.62.005 – 900); and (z) Section 4 is modified to only prohibit solicitation by Grantee of any employee to leave their employment with the Company or any Affiliated Company, in accordance with the definition of a “Non-solicitation agreement” under the Washington Act (Rev. Code of Wash. (RCW) §§49.62.005 – 900.

(ii)Nothing in this Agreement prohibits disclosure or discussion of conduct Grantee reasonably believes to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy.

(iii)The definition of “Restricted Period” shall be modified so that it does not exceed and is capped at 18 months after the date the Grantee’s Continuous Service with the Company or any Subsidiary is terminated.

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